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                                                                       EXHIBIT 5

                                 August 4, 1998

WestPoint Stevens Inc.
507 West Tenth Street
West Point, Georgia 31833

Ladies and Gentlemen:

     We have acted as counsel to WestPoint Stevens Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (the "Registration Statement"), with respect to $525,000,000 aggregate principal amount of the Company's 7 7/8% Senior Notes Due 2005 and $475,000,000 aggregate principal amount of the Company's 7 7/8% Senior Notes due 2008 (collectively, the "Exchange Securities"), each to be issued under an Indenture, dated as of June 9, 1998 (collectively, the "Indentures"), between the Company and The Bank of New York, as trustee (the "Trustee").

     In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Indentures, the forms of Exchange Securities set forth in the Indentures and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. In addition, we have assumed that the Exchange Securities will be executed and delivered substantially in the form examined by us.


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WestPoint Stevens Inc.
August 4, 1998
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     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Exchange Securities have been duly authorized for issuance and, when duly executed by the Company, authenticated by the Trustee pursuant to the terms of the Indentures and delivered in exchange for securities of like tenor and principal amount in accordance with the terms of the Indentures and as contemplated by the Registration Statement, will be validly issued and will constitute the legal, valid and binding obligations of the Company entitled to the benefits of the respective Indentures in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     The opinions expressed herein are limited to the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

     We hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement and to any and all references to our firm under the caption "Legal Matters" in the prospectus that is part of the Registration Statement.


                                   Very truly yours,


                                   WEIL, GOTSHAL & MANGES LLP